Exhibit (a)(2)

CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF FORMATION
OF
CION GCM FUND, LLC

The undersigned, desiring to amend the Certificate of Formation of CION GCM FUND, LLC (the “Company”), which was filed on March 22, 2023 (the “Certificate”) pursuant to provisions of Delaware Limited Liability Company Act (Del. Code Ann Tit 6 Section 18-201), does hereby certify as follows:

FIRST:	The name of the Company is: CION GCM FUND, LLC

SECOND:	Paragraph 1 of the Certificate shall be amended as follows:

The name of the limited liability company formed hereby is: CION Grosvenor Infrastructure Master Fund, LLC

IN WITNESS WHEREOF, the undersigned managing member of the Company has caused this Certificate of Amendment to the Certificate of Formation to be duly executed as of the 8th day of November 2023.

GCM Customized Fund Investment Group, L.P. Manager

By:	GCM, L.L.C., its General Partner

By:	/s/ Girish Kashyap
Name:	Girish Kashyap
Title:	Authorized Signatory